Exhibit 10.1
ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of December 30, 2009 by and between Local.com Corporation, a Delaware corporation (“Buyer”), and LaRoss Partners, LLC, a New York limited liability company (“Seller” or “LaRoss”). Each of Buyer and Seller is a “Party,” and collectively, “Parties.”
RECITALS
     A. Seller is in the business (the “Business”) of providing web hosting services to small businesses (“Subscribers”).
     B. Seller desires to sell, and Buyer desires to purchase, certain Subscribers of Seller set forth in Exhibit A attached hereto (the “Purchased Subscribers”).
AGREEMENT
     In consideration of the mutual covenants and promises set forth herein, Buyer and Seller agree as follow:
ARTICLE 1
DEFINITIONS
     1.1 Defined Terms. Unless otherwise expressly provided in this Agreement, the following terms, whether in singular or plural form, shall have the following meanings:
     “Affiliate” means, with respect to any Person, any other Person controlled by or under common control with such Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.
     “Consents” means all of the consents, permits or approvals of third parties (excluding the Purchased Subscribers themselves) necessary to transfer the Purchased Subscribers to Buyer (or, at Buyer’s request, to an affiliate of Buyer) or otherwise to consummate lawfully the transactions contemplated hereby.
     “Contracts” means all subscriber agreements and other agreements, written or oral (including any amendments and other modifications thereto) to which Seller is a party and that affect the Purchased Subscribers.
     “Governmental Authority” means the United States of America, any state, commonwealth, territory, or possession thereof and any political subdivision or quasi-governmental authority of any of the same.

     “Judgment” means any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority.
     “Knowledge”: an individual will be deemed to have “Knowledge” of a particular fact or other matter if:
     (a) such individual is actually aware of such fact or other matter; or
     (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.
     A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.
     “Legal Requirements” means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, including Judgments.
     “Licenses” means all authorizations and permits relating to the Purchased Subscribers granted to Seller by any Governmental Authority.
     “Lien” means any security agreement, financing statement filed with any Governmental Authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any lien, mortgage, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Contract or otherwise but which shall not include any rights to payment or obligations imposed upon Buyer as a result of this Agreement or any ancillary documents.
     “Litigation” means any claim, action, suit, proceeding, arbitration, investigation, hearing or other activity or procedure that could result in a Judgment, and any notice of any of the foregoing.
     “Losses” means, on a dollar-for-dollar basis, any claims, losses, liabilities, damages, Liens, penalties, costs, and expenses, including but not limited to interest which may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and the cost to any Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event with respect to which indemnification is sought, but in no event shall “Losses” include incidental or consequential damages.

     “Material Adverse Change” means, with respect to Seller, an event that would either individually or in the aggregate, reasonably be expected to have a material adverse change on the Business or the Purchased Subscribers, or the results of operations or financial condition of the Business or the Purchased Subscribers sold hereunder, other than any change or condition relating to the economy in general, or the industries in which Seller operates in general, and not specifically relating to Seller.
     “Organizational Documents” shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the operating agreement and the certificate of formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.
     “Person” means any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.
     “Taxes” means all levies and assessments of any kind or nature imposed by any Governmental Authority, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto.
     “Transaction Documents” means all instruments and documents executed and delivered by Buyer, Seller, or any officer, director or Affiliate of either of them, in connection with this Agreement.
     1.2 Rules of Construction. Unless otherwise expressly provided in this Agreement, (i) words used in this Agreement, regardless of the gender used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, as the context requires; (ii) the word “including” is not limiting, and the word “or” is not exclusive; (iii) the capitalized term “Section” refers to sections of this Agreement; (iv) references to a particular Section include all subsections thereof, (v) references to a particular statute or regulation include all amendments thereto, rules and regulations thereunder and any successor statute, rule or regulation, or published clarifications or interpretations with respect thereto, in each case as from time to time in effect; (vi) references to a Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; and (vii) references to a “day” or number of “days” shall be interpreted as a reference to a calendar day or number of calendar days.
ARTICLE 2
PURCHASE AND SALE
     2.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement and subject to the exceptions set forth on Schedule 2.1, at Closing, Seller shall transfer to Buyer, and Buyer shall acquire from Seller, free and clear of all Liens, the following described assets and properties, tangible and intangible, used by or useful to Seller in its operation of, or otherwise relating to, the Purchased Subscribers (the “Assets”):

     (a) subject to Section 2.6, all rights, benefits and interests of Seller in, under or pursuant to all Contracts (provided that all receivables and revenues related to or generated from billings related to services provided by Seller prior to the Closing shall not be deemed an Asset and shall be retained by Seller), including all revisions or amendments thereto, and Licenses;
     (b) the customer database and history related to each Purchased Subscriber, including without limitation any and all data, indexes and content contained in such database, and any copyrights thereto;
     (c) all rights, title, licenses and interests in and to all contracts and other assets necessary for the satisfaction by Buyer of the fulfillment of the services purchased by the Purchased Subscribers pursuant to the Contracts, including without limitation, ownership of or perpetual license to the development tools used to modify, add, change or delete content and functionality to a Purchased Subscriber’s web site purchased from Seller (the “Sites”), access to the URLs of such Sites, access to the hosting environment for such Sites, and such other products and services as has been historically provided to such Purchased Subscribers by Seller pursuant to the Contracts (collectively, the “Fulfillment Assets”); and
     (d) all books and records relating to the Purchased Subscribers, subject to the right of Seller to have such books and records made available to Seller for a reasonable period, not to exceed three years from the Closing Date.
     2.2 Assumed Obligations and Liabilities; Retained Liabilities. After the Closing, Buyer shall assume, pay, discharge, and perform all obligations and liabilities arising after the Closing that are related to the Assets or arise from or under (i) Buyer’s or its Affiliates’ use of the Assets or provision of services to the Purchased Subscribers, or (ii) the Contracts (collectively, the “Assumed Obligations and Liabilities”). All obligations and liabilities arising out of or relating to the Assets other than the Assumed Obligations and Liabilities shall remain and be the obligations and liabilities solely of Seller (collectively, the “Retained Liabilities”).
     2.3 Purchase Price; Final Format Data; TPV Recordings; Purchase Price Adjustment.
     (a) Purchase Price. Buyer shall pay to Seller up to $2,581,710.00 (the “Purchase Price”), which amount is based upon the transfer of up to 21,972 Purchased Subscribers. The Purchase Price is payable as set forth below.
     (i) At the Closing, Buyer shall pay to Seller by wire transfer to the account and pursuant to the instructions set forth on Schedule 2.3(a)(i) an amount equal to (i) the Purchase Price minus (ii) the Seller Escrow Deposit.
     (ii) At the Closing, Buyer shall deposit the Seller Escrow Deposit with Escrow Agent pursuant to Section 2.4.

     (b) Final Format Data. At the Closing, Buyer shall provide to Seller data relating to the Purchased Subscribers in final format as set forth in Exhibit 2.3(b) (the “Final Format Data”).
     (c) TPV Recordings. On or before the date 7 days after the Closing, Seller shall provide to Buyer a copy of all third-party-verification recordings (“TPV Recordings”) for each of the Purchased Subscribers. If TPV Recordings are not available for Purchased Subscribers, such Purchased Subscribers shall not be acquired by Buyer and the Purchase Price shall be adjusted pursuant to Section 2.3(d). If TPV Recordings are stored at a third party location, Seller shall provide Buyer with access to the third party location for a period of twelve months after the Closing.
     (d) Purchase Price Adjustment. Within the seventy-five (75) days after Closing or sooner if possible, Buyer and Seller shall mutually determine the actual number of Purchased Subscribers actually transferred to Buyer. If the number of Purchased Subscribers transferred to Buyer is less than 21,972, then Seller shall deliver a written instruction to Escrow Agent within five business days of Closing instructing Escrow Agent to release to Buyer from the Seller Escrow Deposit an amount equal to $117.50 per Purchased Subscriber for the deficiency and the Purchase Price shall be reduced accordingly. In the event a Purchased Subscriber is not successfully transferred to Buyer as a result of subsection (iii) below, then the amount released to Buyer from the Seller Escrow Deposit for each such Purchased Subscriber will be $117.50 less any monies received by Buyer for the first successful billing by Buyer in the first month after the Closing. For purposes of determining the number of Purchased Subscribers transferred to Buyer for this Section 2.3(d), a Purchased Subscriber shall be deemed to have been transferred to Buyer only if (i) such Purchased Subscriber was successfully billed by Buyer in the first month after the Closing and Seller was not aware of anything which would reasonably lead Seller to believe that the amount billed to such Purchased Subscriber on such bill was uncollectible, (ii) Buyer has not received a written or telephonic notice from or on behalf of such Purchased Subscriber or a clearinghouse indicating that such Purchased Subscriber intends to cancel or has cancelled, and (iii) where such Purchased Subscriber is billed by AT&T or would otherwise be subject to the October 29, 2009 letter directive from AT&T Billing Solutions attached hereto as Exhibit 2.3(d) (the “AT&T Guidelines”), such Purchased Subscriber was successfully billed by Buyer in the second month after the Closing or, if not successfully billed, then only if such failure to bill was as a result the enforcement of the AT&T Guidelines or an expansion of such AT&T Guidelines in any manner. Furthermore, in the event a Purchased Subscriber is successfully billed by Buyer, in accordance with the immediately preceding sentence, but such successful billing is subsequently challenged or denied by a carrier (e.g., AT&T) and/or Buyer is informed that a carrier will no longer accept billing for such Purchased Subscriber, then such Purchased Subscriber shall be excluded from the number of Purchased Subscribers transferred to Buyer for this Section 2.3(d). Finally, on the date that Seller presents Buyer with satisfactory evidence that the exceptions set forth on Schedule 2.1 have been removed and discharged, provided such date is no later than January 15, 2010, Buyer shall instruct the Escrow Agent to release $883,750 from the Seller Escrow Deposit.

     2.4 Seller Escrow Fund. At the Closing, Buyer shall deposit $2,000,000.00 (the “Seller Escrow Deposit”) into an escrow account with Square 1 Bank (the “Escrow Agent”) under an Escrow Agreement in the form attached hereto as Exhibit B executed and delivered by Seller, Buyer and Escrow Agent (the “Seller Fund Escrow Agreement”). Seller and Buyer shall each pay one-half of the fees and expenses of the Escrow Agent in connection with the administration of the Seller Fund Escrow Agreement. Buyer shall be entitled to seek indemnification for any Losses for which it is entitled to be indemnified pursuant to Section 7.1 by making a claim to Escrow Agent, as evidenced by joint instructions to be given by Buyer and Seller in accordance with the Seller Fund Escrow Agreement, for payment from the Seller Escrow Deposit. On the date after the Closing Date when all conditions pursuant to which a purchase price adjustment could be made pursuant to Section 2.3(d) hereof have been exhausted, Seller and Buyer shall jointly instruct the Escrow Agent to disburse to Seller the entire Seller Escrow Deposit, plus any accrued interest, less (a) any amounts disbursed by Escrow Agent in payment of claims made by Buyer and (b) any amounts subject to claims made by Buyer but not disbursed by Escrow Agent (which amounts shall continue to be held by Escrow Agent until disbursed in accordance with the terms of the Seller Fund Escrow Agreement). The Seller Escrow Deposit shall not constitute the limit of Seller’s liability to Buyer, and Buyer shall retain all indemnification rights and remedies pursuant to Article 7 in this Agreement.
     2.5 Credits Processed by LECs or Clearinghouses.
     (a) Credits processed by LECs or clearinghouses shall be the responsibility of the Party who submitted the original billing to the LEC or clearinghouse, as applicable.
     (i) During the period from the Closing until the date that is four (4) months from the Closing Date, on the last day of each calendar month and on the date that is four (4) months from Closing Date, Buyer will provide to Seller a report listing all credits processed in error against Buyer’s settlements or as an adjustment to reserves by LECs or clearinghouses, as applicable, and the total amount owed to Buyer by Seller (the “Buyer Credit”). The Buyer Credit will be reduced by the Seller Credit (as defined in Section 2.5(a)(ii)) (if any) and if balance of the Buyer Credit remains thereafter, Buyer and Seller shall then promptly jointly instruct the Escrow Agent to disburse to Buyer such amount from the Seller Escrow Deposit. Following the date that is four (4) months from the Closing Date, Buyer cannot make any claim against Seller for credits processed in error related to Purchased Subscribers.
     (ii) During the period from the Closing until the date that is four (4) months from the Closing Date, on the last day of each calendar month and on the date that is four (4) months from Closing Date, Seller will provide to Buyer a report listing all credits processed in error against Seller’s settlements or as an adjustment to reserves by LECs or clearinghouses, as applicable, and the total amount owed to Seller by Buyer (the “Seller Credit”). After reduction of the Seller Credit for any Buyer Credit that is owed to Buyer pursuant to Section 2.5(a)(i) hereof, if there remains a Seller Credit, then Buyer and Seller shall then promptly jointly instruct the Escrow Agent to disburse to Seller such amount from the Seller Escrow Deposit. Following the date that is four (4) months from the Closing Date, Seller cannot make any claim against Buyer for credits processed in error related to Purchased Subscribers.
     (b) If Buyer or its Affiliates receives a refund request from a Purchased Subscriber related to services provided by Seller prior to Closing, Buyer shall only transfer such Purchased Subscriber to Seller at phone number for the aggregator for that customer set forth in Schedule 2.5(b) and make no commitment regarding issuing a refund. Buyer and its Affiliates shall not make any other statement or suggestion to such Purchased Subscriber.
     2.6 Assignability and Consents.
     (a) Required Consents. Schedule 2.6 sets forth a list of all Contracts and Licenses which are non-assignable or non-transferable to Buyer without the consent of some other Person. Seller has taken or caused to be taken by others, all commercially reasonable actions to obtain or satisfy all Consents from any Persons necessary to authorize, approve or permit the full and complete sale, conveyance, assignment or transfer of the Assets; provided, however, that Seller has not undertaken nor will it be responsible for notifying the Purchased Subscribers of the transfer of their accounts.
     (b) Nonassignable Items. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to sell, convey, assign, sublease or transfer any Assets, including Contracts and Licenses, if an attempted sale, conveyance, assignment, or transfer thereof, without the consent of another Person, would constitute a breach of, or in any way affect the rights of either Seller or Buyer with respect to, such Assets (“Nonassignable Items”). Seller shall use reasonable efforts (and Buyer shall cooperate in all reasonable respects with Seller) to obtain and satisfy all Consents and to resolve all impracticalities of sale, conveyance, assignment, or transfer necessary to convey to Buyer all Nonassignable Items. If any such Consents are not obtained and satisfied or if an attempted sale, conveyance, assignment, or transfer would be ineffective, Seller shall enter into such arrangements (including related written agreements) as Buyer may reasonably request to provide Buyer with the benefit of the Nonassignable Items.
     2.7 Right to Purchase Additional Subscribers. As additional consideration for the Purchase Price, Buyer shall have the right to purchase all or any part of an additional approximately ten thousand (10,000) Subscribers from Seller and/or such third party from which Seller has sourced the Purchased Subscribers, upon delivery of written notice to Seller, subject to the negotiation of a definitive purchase agreement substantially in the form of this Agreement, except that the purchase price for each such Subscriber shall be approximately Forty Dollars ($40.00) for a Subscriber billed only once and increasing by Ten Dollars ($10.00) for each additional month of billing successfully completed for such Subscriber. It is anticipated that any right to purchase will be exercised by Buyer within forty five (45) days after the Closing.

ARTICLE 3
SELLER’S REPRESENTATIONS AND WARRANTIES
     Seller represents and warrants to Buyer, as of the date of this Agreement and as of Closing, as follows:
     3.1 Organization of Seller. Seller is a limited liability company organized, validly existing and in good standing under the laws of the State of New York, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted.
     3.2 Authority. Seller has all requisite power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller, and this Agreement has been duly and validly executed and delivered by Seller, and is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and (ii) general principles of equity.
     3.3 No Conflict; Required Consents. The execution, delivery, and performance by Seller of this Agreement do not and will not (i) conflict with or violate any provision of the Organizational Documents of Seller, (ii) violate any provision of any Legal Requirements, (iii) except for Consents set forth on Schedule 3.3, conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any Contract or License to which Seller is a party and by which the Assets are bound or affected, or (iv) result in the creation of imposition of any Lien against or upon any of the Assets; or (v) except as set forth on Schedule 3.3, require any consent, approval, or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person.
     3.4 Subscribers. As of December 28, 2009, the Subscribers had the attributes set forth in Schedule 3.4 attached hereto. Since December 29, 2009, there have been no material changes to such attributes. None of the Purchased Subscribers is subject to current actions by the attorney general of any state.
     3.5 Litigation. Except as set forth on Schedule 3.5, there is no (i) outstanding Judgment against Seller requiring Seller to take any action of any kind with respect to the Assets, or to which the Assets are subject or by which they are bound or affected; or (ii) Litigation pending or, to Seller’s Knowledge, threatened, against Seller that individually or in the aggregate might adversely affect the Assets or the ability of Seller to perform its obligations under this Agreement.

     3.6 Taxes. Seller has duly and timely paid all Taxes with respect to the Assets which have become due and payable by it. Seller has not received notice of, nor does Seller have any Knowledge of, any notice of deficiency or assessment of proposed deficiency or assessment from any taxing Governmental Authority with respect to the Assets. There are no audits pending with respect to the Assets and there are no outstanding agreements or waivers by Seller that extend the statutory period of limitations applicable to any federal, state, local, or foreign tax returns or Taxes with respect to the Assets. Seller has duly and timely filed in true and correct form all Tax returns and Tax reports required to be filed by Seller with respect to the Assets.
     3.7 Billing Statements. Seller has delivered to Buyer true, complete and correct copies of the billing and collection statements reflecting the financial results of the Purchased Subscribers for the months ending September 30, 2009, October 31, 2009, and November 30, 2009 (collectively, the “Billing Statements”). The Billing Statements accurately and completely present all of the cash flows, income, expenses, liabilities and operations of Seller with respect to the Assets at the respective dates thereof.
     3.8 No Material Adverse Change. There has been no Material Adverse Change in the Assets since November 30, 2009, and since such date, the Assets have not been materially and adversely affected.
     3.9 No Undisclosed Liabilities. To the Knowledge of Seller, there are no, and on the Closing Date there will not be any, liabilities of Seller (except, as to the Seller, such liabilities that do not relate to or affect the Assets) of any kind whatsoever, known or unknown, whether accrued, contingent, absolute, determined, determinable or otherwise, and to the Knowledge of Seller, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability that is not disclosed on any Schedule or set forth in the Billing Statements.
     3.10 Compliance with Legal Requirements. The operation of Seller’s business as it relates to the Assets as currently conducted does not violate or infringe any Legal Requirements currently in effect or, to the Knowledge of Seller, proposed to become effective. Except as may be set forth on Schedule 3.10, Seller has not received notice of any violation by Seller of any Legal Requirement applicable to the operation of Seller’s business as it relates to the Assets as currently conducted, and knows of no basis for the allegation of any such violation. Seller is not in default of or in violation with respect to any Judgment.
     3.11 Books and Records. All of the books, records, and accounts of Seller related to the Assets are in all material respects true and complete, are maintained in accordance with good business practices and all applicable Legal Requirements, and accurately present and reflect in all material respects all of the transactions therein described.
     3.12 Terms and Conditions. Schedule 3.12 sets forth the standard terms and conditions of Seller for each of the Purchased Subscribers. Except as set forth in Schedule 3.12, all of the Purchased Subscribers are subject to such standard terms and conditions. Schedule 3.12 additionally sets forth the standard implementation of and service requirements for the web hosting services provided to the Purchased Subscribers pursuant to the Contracts. Except as set forth in Schedule 3.12, there are no deviations from or modifications to such standard implementations and service requirements.
     3.13 Finders and Brokers. Seller has not employed any financial advisor, broker or finder, or incurred any liability for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transaction contemplated by this Agreement for which Buyer will in any way have any liability.
     3.14 Best Practices. The Purchased Subscribers were obtained and acquired in accordance with the Anti-Cramming Best Practices Guidelines, available at http://www.fcc.gov/Bureaus/Common_Carrier/Other/cramming/cramming.html.
ARTICLE 4
BUYER’S REPRESENTATIONS AND WARRANTIES
     Buyer represents and warrants to Seller, as of the date of this Agreement and as of the Closing as follows:
     4.1 Organization and Qualification of Buyer. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted.
     4.2 Authority. Buyer has all requisite power and authority to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby on the part of Buyer have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and (ii) general principles of equity.
     4.3 No Conflict; Required Consents. The execution, delivery, and performance by Buyer of this Agreement do not and will not (i) conflict with or violate any provision of the Organizational Documents of Buyer, (ii) violate any provision of any Legal Requirements, or (iii) require any consent, approval or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person.
     4.4 Finders and Brokers. Buyer has not employed any financial advisor, broker or finder, or incurred any liability for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transaction contemplated by this Agreement for which Seller will in any way have any liability.
ARTICLE 5
COVENANTS

     5.1 Transfer Taxes. All sales, use, transfer, and similar Taxes (but excluding Taxes based on income or capital gains), fees, and assessments arising from or payable in connection with the transfer of the Assets by Buyer shall be paid by Buyer.
     5.2 Data Transfer Procedures. The Parties will perform and comply with the customer and data transfer procedures set forth on Schedule 5.2.
     5.3 Confidentiality. Each Party shall keep confidential any non-public information that such Party may receive from another Party in connection with this Agreement unrelated to the Assets as well as any non-public information in the possession of such party related to the Assets (any such information that a party is required to keep confidential pursuant to this sentence shall be referred to as “Confidential Information”). Each Party shall not disclose any Confidential Information to any other Person (other than its Affiliates and its and its Affiliates’ directors, officers and employees, and representatives of its advisers and lenders) or use such information to the detriment of the other; provided that (i) such Party may use and disclose any such information once it has been publicly disclosed (other than by such Party in breach of its obligations under this Section) or which, to its knowledge, rightfully has come into the possession of such Party (other than from the other Party), and (ii) to the extent that such Party may, in the reasonable judgment of its counsel, be compelled by Legal Requirements to disclose any of such information, such Party may disclose such information.
     5.4 Nonsolicitation.
     (a) Seller hereby covenants and agrees that, during a period of three years commencing on the Closing Date (the “Covenant Period”), Seller and its Affiliates shall not contact any Purchased Subscriber (i) with the intent of interfering with their relationship with Buyer or (ii) seeking to establish a revenue-generating relationship with such Purchased Subscriber. Seller hereby covenants and agrees that, prior to the Closing, the foregoing restriction shall also be agreed to by any third party from which Seller may have acquired a Purchased Subscriber and that Buyer will be a third-party beneficiary of such contractual undertaking between Seller and any such third party.
     (b) Seller hereby agrees that a violation or attempted or threatened violation of the covenants or other provisions contained in this Section 5.4, or any part thereof, by Seller or any third party from which Seller may have acquired a Purchased Subscriber will cause irreparable injury to Buyer with respect to the Assets for which money damages would be inadequate, and that Buyer shall be entitled, in addition to any other rights or remedies they may have, whether in law or in equity, to obtain an injunction, enjoining and restraining Seller or any third party from which Seller may have acquired a Purchased Subscriber (by virtue of its position as contractually identified third party beneficiary) from violating or attempting or threatening to violate any provision of this Agreement, including the covenants contained in this Section 5.4.
ARTICLE 6
CLOSING

     6.1 Closing. The purchase and sale (the “Closing”) provided for in this Agreement shall take place remotely by the exchange of counterpart signature pages and documents on the date of this Agreement (the “Closing Date”).
     6.2 Seller’s Obligations. At Closing, Seller shall deliver or cause to be delivered to Buyer, the following:
     (a) Bill of Sale and Assignment. A Bill of Sale in the form of Exhibit C transferring the Assets from Seller to Buyer, signed by Seller.
     (b) Assignment and Assumption Agreement. An Assignment and Assumption Agreement in the form of Exhibit D (the “Assignment and Assumption Agreement”) assigning all of Seller’s right, title and interest to the Contracts to Buyer, signed by Seller.
     (c) Escrow Agreement. The Seller Fund Escrow Agreement signed by Seller and Escrow Agent.
     (d) Books and Records. To the extent not previously delivered, copies of all customer and subscriber lists, engineering records, files and records used by Seller in connection with the Purchased Subscribers.
     (e) Consents. Any Consents, in form and substance satisfactory to Buyer.
     (f) Lien Releases. Results of searches of the appropriate public records (as determined and paid for by Buyer), dated no more than ten days prior to the Closing Date, or other evidence satisfactory to it, that there exist no Liens affecting the Assets or reasonable assurances that any such Liens affecting the Assets will be terminated at or prior to the Closing.
     (g) Certificate of Good Standing. A Certificate of Good Standing of Seller.
     (h) Final Format Data. The Final Format Data, as set forth in Section 2.3(b).
     (i) Fulfillment Assets. The Fulfillment Assets, as set forth in Section 2.1(c).
     (j) Other. Such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.
     6.3 Buyer’s Obligations. At Closing, Buyer shall deliver or cause to be delivered to Seller the following:
     (a) Purchase Price. The Purchase Price, as set forth in Section 2.3(a).
     (b) Escrow Deposit. Evidence of the deposit of the Seller Escrow Deposit having been deposited with Escrow Agent satisfactory to Seller.

     (c) Escrow Agreement. The Seller Fund Escrow Agreement signed by Buyer and Escrow Agent.
     (d) Assignment and Assumption Agreement. The Assignment and Assumption Agreement, signed by Buyer.
     (e) MSA. All of the accounts of the Purchased Subscribers purchased pursuant to this Agreement shall be delivered to LaRoss Partners, LLC, which will provide fulfillment, customer service, billing, management and other services to such Purchased Subscribers accounts in accordance with and pursuant to the terms of that certain Software License and Services Agreement, dated February 8, 2008 (the “MSA”), provided that, notwithstanding anything to the contrary that may be set forth in the MSA, (i) the fees associated with the management of the Purchased Subscribers accounts will be $4.00 per Purchased Subscriber account serviced per month in accordance with the terms of the MSA, and (ii) LaRoss Partners, LLC will be responsible for doing any and all things necessary to successfully transfer the Purchased Subscriber accounts from Seller’s existing billing entity to Buyer’s billing entity, including the preparation, processing, mailing and confirmation of the written transfer letter for each such Purchased Subscriber account, with approval from Buyer where necessary and appropriate, and the performance of any of Buyer’s other obligations pursuant to the Customer Data and Transfer Procedures set forth in Schedule 5.2 attached hereto.
     (f) Other. Such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.
ARTICLE 7
INDEMNIFICATION
     7.1 Indemnification by Seller. Subject to the provisions of Sections 7.5 and 7.6, Seller shall defend, indemnify and hold harmless Buyer, its Affiliates, agents, and representatives (“Buyer Indemnitees”), and any third party claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from:
     (a) any material inaccuracy of a representation or warranty made by Seller in this Agreement when made;
     (b) any material breach of a covenant, agreement, or obligation of Seller in this Agreement;
     (c) the failure to timely pay, satisfy or discharge any of the Retained Liabilities;
     (d) any credits processed in error against Seller’s settlements or as an adjustment to reserves by LECs or clearinghouses for which Buyer submitted the original billing to the LEC or clearinghouse, as applicable; provided, however, that this indemnity shall terminate on the date that is four (4) months from the Closing Date; and

     (e) any adjustment to the Purchase Price pursuant to Section 2.3; provided, however, that this indemnity shall terminate on the date set forth in Section 2.3 after which no further Purchase Price adjustments may be made, subject at all times to the notice and response requirements set forth in Section 7.3 hereof;
provided, however, that Buyer shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.
     7.2 Indemnification by Buyer. Subject to the provisions of Sections 7.5 and 7.6, Buyer shall defend, indemnify and hold harmless Seller, their respective Affiliates, agents, and representatives (“Seller Indemnitees”), and any third party claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from:
     (a) any material inaccuracy of a representation or warranty made by Buyer in this Agreement when made;
     (b) any material breach of a covenant, agreement, or obligation of Buyer in this Agreement;
     (c) the failure to timely pay, satisfy or discharge any of the Assumed Obligations and Liabilities; and
     (d) any credits processed in error against Buyer’s settlements or as an adjustment to reserves by LECs or clearinghouses for which Seller submitted the original billing to the LEC or clearinghouse, as applicable; provided, however, that this indemnity shall terminate on the Buyer Escrow Fund Termination Date;
provided, however, that Seller shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.
     7.3 Claims for Indemnity; Third Party Claims.
     (a) Whenever a claim for Losses shall arise for which one party (“Indemnitee”) shall be entitled to indemnification under this Article 7, Indemnitee shall notify the indemnifying party (“Indemnitor”) in writing promptly after the first receipt of notice of such claim, and in any event within such period as may be necessary for Indemnitor to take appropriate action to resist such claim. Such notice shall specify all facts known to Indemnitee giving rise to such indemnification rights. The right of Indemnitee for indemnification, as set forth in the notice, shall be deemed agreed to by Indemnitor unless, within 30 days after receipt of such notice, Indemnitor shall notify Indemnitee in writing that it disputes the right of Indemnitee to indemnification. If Indemnitee shall be duly notified of such dispute, the Parties shall attempt to settle and compromise the same first by referring such matters to an executive officer of each party prior to commencing any Litigation to interpret the terms of this Agreement.

     (b) Upon receipt by Indemnitor of a notice from Indemnitee with respect to any claim of a third party against Indemnitee, and acknowledgment by Indemnitor (whether after resolution of a dispute or otherwise) of Indemnitee’s right to indemnification hereunder with respect to such claim, Indemnitor shall assume the defense of such claim with counsel reasonably satisfactory to Indemnitee and Indemnitee shall cooperate to the extent reasonably requested by Indemnitor in defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by Indemnitor in connection therewith. If Indemnitor shall acknowledge Indemnitee’s right to indemnification and elect to assume the defense of such claim, Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Indemnitee. If Indemnitor has assumed the defense of any claim against Indemnitee, Indemnitor shall have the right to settle any claim for which indemnification has been sought and is available hereunder; provided that, to the extent that such settlement requires Indemnitee to take, or prohibits Indemnitee from taking, any action or purports to obligate Indemnitee, then Indemnitor shall not settle such claim without the prior written consent of Indemnitee, such consent not to be unreasonably withheld. If Indemnitor does not assume the defense of a third party claim and disputes Indemnitee’s right to indemnification, Indemnitee shall have the right to defend against such claim until Indemnitor’s obligation to indemnify is established pursuant to Section 7.3, and Indemnitor shall have the right to participate in the defense of such claim through counsel of its choice, at Indemnitor’s expense, but Indemnitee shall have control over the defense and authority to resolve such claim subject to this Section 7.3.
     7.4 Survival of Representations and Warranties. Unless specified otherwise in this Agreement, the representations and warranties of Seller and Buyer in this Agreement shall survive Closing for a period of twelve months, except for (i) those contained in Sections 3.1 (Organization of Seller), 3.2 (Authority), 3.3 (No Conflict; Required Consents), 3.6 (Taxes), 4.1 (Organization and Qualification of Buyer), 4.2 (Authority) and 4.3 (No Conflict; Required Consents), which shall survive indefinitely. Neither Seller nor Buyer shall have any liability under Sections 7.1(a) and 7.2(a), respectively, unless a claim for Losses for which indemnification is sought thereunder is asserted by Buyer, on the one hand, or Seller, on the other hand, within the applicable survival period.
ARTICLE 8
MISCELLANEOUS PROVISIONS
     8.1 Expenses. Except as otherwise provided in this Agreement, each of the Parties shall pay its own expenses and the fees and expenses of its counsel, accountants, and other experts in connection with this Agreement.
     8.2 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking the action of compliance with any representation, warranty, covenant or agreement herein. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.
     8.3 Notices. All notices, requests, demands, applications, services of process, and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by facsimile transmission, courier, certified first class mail, postage prepaid, return receipt requested, or overnight delivery service to the Parties hereto at the following addresses:

To Seller:	LaRoss Partners, LLC
1 Expressway Plaza Suite 114
Roslyn Heights, NY 11577
Attention: Tom Rossi
Facsimile: (516) 299-5578

To Buyer:	Local.com Corporation
One Technology Drive, Building G
Irvine, CA 92618
Attention: Chief Financial Officer
Facsimile: 949-784-0880
or to such other address as any party shall have furnished to the other by notice given in accordance with this Section. Such notice shall be effective, (i) if sent by facsimile transmission, when confirmation of transmission is received, or (ii) otherwise, upon actual receipt or rejection by the intended recipient.
     8.4 Publicity. Seller and Buyer shall consult with and cooperate with the other with respect to the content and timing of all press releases and other public announcements. Except as required by applicable legal requirements, neither Seller nor Buyer shall make any such release, announcement, or statements without the prior written consent and approval of the other, and each shall keep the existence and terms of this Agreement confidential.
     8.5 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except for the assignment by Buyer to any Affiliate of Buyer, neither Buyer nor Seller shall assign this Agreement or delegate any of its duties hereunder to any other party without the prior written consent of the other, which consent shall not be unreasonably withheld.
     8.6 Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules hereto embody the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified orally, but only by an agreement in writing signed by the Party or Parties against whom any waiver, change, amendment, modification, or discharge may be sought to be enforced.

     8.7 Governing Law. The validity, performance, and enforcement of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflicts of law of such state. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in the United States District Court for the Central District of California, Orange County Division, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding.
     8.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument.
     8.9 Further Assurances. From time to time after Closing, Seller shall, if requested by Buyer, make, execute and deliver to Buyer such additional assignments, bills of sale, deeds and other instruments of transfer, as may be necessary or proper to transfer to Buyer all of Seller’s right, title, and interest in and to the Assets.
     8.10 Attorneys’ Fees. The prevailing party in any action to enforce the terms of this Agreement shall be entitled to reimbursement by the other party for all costs (including reasonable attorneys’ fees) incurred in connection with such proceeding, in addition to any other remedies to which it may be entitled.
     8.11 Schedules and Exhibits; Headings. All references herein to schedules and exhibits are to the schedules and exhibits attached hereto, which shall be incorporated in and constitute a part of this Agreement by such reference. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement.
     8.12 Remedies Cumulative. Except as expressly provided otherwise in this Agreement, in addition to any remedies provided in this Agreement, the Parties will have all remedies provided at law or in equity. The rights and remedies provided in this Agreement or otherwise under applicable laws will be cumulative and the exercise of any particular right or remedy will not preclude the exercise of any other rights or remedies in addition to, or as an alternative of, such right or remedy, except as expressly provided otherwise in this Agreement.
[Signature page follows.]

     IN WITNESS WHEREOF, The Parties have executed this Agreement as of the date set forth above.

BUYER:	Local.com Corporation
/s/ Heath B. Clarke
By: Heath B. Clarke
Its: Chief Executive Officer

SELLER:	LaRoss Partners, LLC
/s/ Tom Rossi
By: Tom Rossi
Its: Managing Director